Exhibit (a)(1)(iv)

LETTER TO OUR CLIENTS

AMKOR TECHNOLOGY, INC.

OFFER TO EXCHANGE

ANY AND ALL OF ITS OUTSTANDING

6.00% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2014

(CUSIP No. 031652AZ3)

INTO SHARES OF AMKOR TECHNOLOGY, INC. COMMON STOCK

Pursuant to the Offering Circular dated May 15, 2013

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JUNE 14, 2013 (THE “EXPIRATION DATE”), UNLESS EXTENDED OR EARLIER TERMINATED BY AMKOR. IN ORDER TO BE ELIGIBLE TO RECEIVE THE CASH AND SHARES OF COMMON STOCK OFFERED UPON TENDER OF THE NOTES PURSUANT TO THE EXCHANGE OFFER, HOLDERS OF NOTES MUST TENDER AND NOT WITHDRAW THEIR NOTES BEFORE 5:00 P.M., NEW YORK CITY TIME ON JUNE 14, 2013, UNLESS EXTENDED.

NOTES TENDERED IN THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE (AS IT MAY BE EXTENDED OR EARLIER TERMINATED).

To Our Clients:

Amkor Technology, Inc., a Delaware corporation (“Amkor” or the “Company”) is offering to exchange any and all of its outstanding 6.00% Convertible Senior Subordinated Notes due 2014 (the “notes”) for cash and shares of Amkor’s common stock, par value $0.001 per share (“common stock”), upon the terms and subject to the conditions set forth in the offering circular (the “offering circular”) and the accompanying letter of transmittal (the “letter of transmittal”) to holders (“holders”) who elect to exchange their notes. We are enclosing herewith the documents listed below relating to the offer (the “exchange offer”). Certain terms used but not defined herein have the meanings ascribed to them in the offering circular.

The consideration in the exchange offer for each $1,000 principal amount of notes validly tendered and accepted for exchange is:

•	330.6332 shares of common stock; plus

•	a cash payment of $49.33 (the “cash premium”); plus

•

accrued and unpaid interest from the most recent interest payment date for the notes to, but excluding, the settlement date, which amount is expected to be approximately $10.67, payable in cash (the “accrued and unpaid interest”).

Only notes validly tendered and not properly withdrawn prior to 5:00 p.m., New York City time, on the expiration date will be accepted for exchange.

For your information, enclosed herewith are copies of the following documents:

1.	the offering circular; and

2.	a letter of transmittal (together with accompanying Form W-9).

The exchange offer is subject to certain conditions. Please see the section of the offering circular entitled “Terms of the Exchange Offer—Conditions of the Exchange Offer.”

Amkor will not pay any fee, commission or expense to any broker or dealer or to any other persons (other than to the exchange agent and the information agent) in connection with the solicitation of tenders of the notes pursuant to the exchange offer. Amkor will not pay or cause to be paid any transfer taxes payable on the transfer of the notes to Amkor, except as otherwise provided in Instruction 8 of the enclosed letter of transmittal.

We are the holder of your notes through our account with The Depository Trust Company (“DTC”). A tender of notes can be made only by us as a DTC participant and pursuant to your instructions. The enclosed letter of transmittal is furnished to you for your information only and cannot be used by you to tender notes held by us for your account.

We request instructions as to whether you wish to tender any or all of the notes held by us through our DTC account pursuant to the terms and conditions set forth in the offering circular and the letter of transmittal.

We urge you to read the offering circular, including the documents incorporated by reference therein, and the letter of transmittal carefully before instructing us to tender your notes. You may use the attached form to give your instructions.

PLEASE RETURN YOUR INSTRUCTIONS TO US IN THE ENCLOSED ENVELOPE OR CONTACT YOUR REPRESENTATIVE WITH INSTRUCTIONS TO PERMIT US TO TENDER YOUR NOTES PRIOR TO THE EXPIRATION DATE.

Very truly yours,

AMKOR TECHNOLOGY, INC.

INSTRUCTIONS TO THE DEPOSITORY TRUST COMPANY PARTICIPANT

To The Depository Trust Company Participant:

The undersigned hereby acknowledges receipt of the offering circular, dated May 15, 2013 (the “offering circular”), of Amkor Technology, Inc., a Delaware corporation (“Amkor”), and the accompanying letter of transmittal (the “letter of transmittal”), which together set forth the terms and conditions of the offer (the “exchange offer”) by Amkor to holders of any and all of its outstanding 6.00% Convertible Senior Subordinated Notes due 2014 (the “notes”) who elect to exchange their notes for cash and shares of Amkor’s common stock, par value $0.001 per share, upon the terms and subject to the conditions set forth in the offering circular and the accompanying letter of transmittal. Certain terms used but not defined herein have the meanings ascribed to them in the offering circular.

This will instruct you as to the action to be taken by you, for the account of the undersigned, relating to the exchange offer.

The aggregate principal amount of notes held by you through your account with The Depository Trust Company (“DTC”) for the account of the undersigned is (fill in amount): $         aggregate principal amount of notes.

With respect to the exchange offers, the undersigned hereby instructs you (check appropriate box):

☐ To tender the following aggregate principal amount of notes held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the offering circular and the letter of transmittal (insert aggregate principal amount of notes to be tendered): $         aggregate principal amount of notes.*

The aggregate principal amount of notes beneficially owned by the undersigned that are held by Participants other than you, which the undersigned is tendering for exchange (insert aggregate principal amount of notes): $        aggregate principal amount of notes.

☐ Not to tender any aggregate principal amount of notes held by you for the account of the undersigned.

*	Unless otherwise indicated, the entire amount of notes indicated above as held by the Participant for the account of the undersigned will be tendered in $1,000 integral multiples.

Name(s) of beneficial owner(s):

Signature(s):

Name(s):

(Please Print)

Address(es):

Telephone number(s):

Taxpayer Identification or Social Security Number(s):

Date:

SIGN HERE: